Exhibit 2.1

Execution Version

FIRST AMENDMENT TO

MASTER PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to the Master Purchase Agreement (the “Agreement”) dated as of July 26, 2015, by and between Teva Pharmaceutical Industries Ltd., a company organized under the laws of Israel (“Buyer Parent”), and Allergan plc, a public company limited by shares organized under the laws of Ireland (“Seller Parent”), is dated as of June 9, 2016.

RECITALS

WHEREAS, Buyer Parent and Seller Parent entered into the Agreement as of July 26, 2015; and

WHEREAS, pursuant to Section 13.6 of the Agreement, Buyer Parent and Seller Parent seek to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Buyer Parent and Seller Parent hereby agree as follows:

ARTICLE 1. DEFINITIONS; EFFECT OF AMENDMENT

1.1 Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

1.2 Effect of Amendment. The Agreement is amended as set forth in this Amendment. Except as specifically provided for in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. Each reference in the Agreement to “hereof,” “hereunder” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment. Each reference in the Agreement to the “date of the Agreement” or similar references (such as “to the date hereof”) shall refer to July 26, 2015. The provisions of Article XIII of the Agreement shall apply mutatis mutandis to this Amendment and to the Agreement as modified by this Amendment.

ARTICLE 2. AMENDMENT

2.1 Biologics Business. Section 1.1 of the Agreement is hereby amended by adding the following:

““Biologics Business” means the assets, business, Know-How, operations and activities (including related personnel/employees) conducted at any time by Sellers or any of their respective Affiliates in connection with (a) researching, developing, submitting for approval, manufacturing, labeling, distributing, packaging, storing, or transporting any biologic or biosimilar products; and (b) marketing, promoting, using, licensing, selling or offering for sale biologic or biosimilar products. The “Biologics Business” includes, for the avoidance of doubt, Seller Parent’s or its Affiliates’ collaborations and agreements with Amgen, Inc. and Itero Biopharmaceuticals, Inc. relating to biologic or biosimilar products, but excludes products with Reteplase as the active ingredient.”

2.2 Brand Products. Section 1.1 of the Agreement is hereby amended by adding the following:

““Brand Products” means each of the products listed in the first column of Schedule 1.1(e).”

2.3 Transferred Brand Products. Section 1.1 of the Agreement is hereby amended by replacing the definition for “Transferred Brand Products” with the following:

““Transferred Brand Product” means each Product which Buyer Parent shall have the right to use, manufacture, have manufactured, offer for sale, sell, and/or distribute at and after Closing in the applicable Transferred Brand Products Territory as identified on Schedule 1.1(e).”

2.4 Transferred Brand Products Territory. Section 1.1 of the Agreement is hereby amended by adding the following:

““Transferred Brand Products Territory” means, on a Brand Product-by-Brand Product basis, the applicable country and/or territory assigned to Buyer Parent on Schedule 1.1(e) with respect to such Transferred Brand Product.”

2.5 Transferred Intellectual Property.

(a) Section 1.1 of the Agreement is hereby amended by deleting the definitions of “Licensed Manufacturing IP” and “Manufacturing IP”.

(b) Section 2.1(b)(vii) of the Agreement is hereby amended and restated as follows:

“(vii) (A) the patents and patent applications owned by Sellers or their Controlled Affiliates which are Related to the Business including those listed on Schedule 2.1(b)(vii) according to owner on the date hereof (the “Patents”), (B) the patents in-licensed by Sellers or their Affiliates which are Related to the Business according to licensee on the date hereof (the “Licensed Patents”), (C) the internet domain names, trademarks and service marks, and all applications and registrations for the foregoing, owned by Sellers or their Controlled Affiliates and Related to the Business (including the Actavis Marks), together with all common law rights associated with the trademarks and service marks which are the subject of such registrations and applications and the goodwill associated therewith (the “Marks”), (D) the trademarks and service marks in-licensed by Sellers or their Controlled Affiliates and Related to the Business according to licensee on the date hereof, together with all common law rights associated with the trademarks and service marks which are the subject of any and all registrations and applications and the goodwill associated therewith (the “Licensed Marks”), (E) copyrights in (i) all design history files described in Section 2.1(b)(x), (ii) the Manufacturing Instructions, (iii) the Technical Information and (iv) all Promotional Activities, (F) trade dress, logos, packaging design, and slogans, copyrights in both published and unpublished works, including all compilations, in each case, solely if Related to the Business or primarily related to the Products, (G) customized databases and customized computer programs used to operate Equipment, manuals and other documentation and all copyrights and applications thereof, and all derivatives, translations, adaptations and combinations thereof, in each case, if Related to the Business or primarily related to the Acquired Assets, (H) the Know-How Related to the Business, (I) all other Intellectual Property Related to the Business or primarily related to the Acquired Assets, (J) all copies and tangible embodiments thereof of each of the foregoing (in whatever form or medium), and (K) all rights to sue at law or in equity for all Claims or causes of actions arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom (all of the foregoing in this Section 2.1(b)(vii), the “Transferred Intellectual Property”);”

2.6 Books and Records. Section 9.1(a) is hereby amended and restated as follows:

“(a) Subject to any limitations imposed by Law, including limitations that are required to preserve any applicable attorney-client privilege, after the Closing, as applicable, Buyers and Sellers shall make reasonably available to each other and their respective Affiliates and Representatives (as reasonably requested) and to any taxing authority or any other Governmental Authority, all books and records to the extent relating to the Business, the Acquired Assets and the Assumed Liabilities for all periods prior to the Closing Date and shall use reasonable best efforts to preserve, for at least six (6) years after the Closing Date or, if applicable and later, the expiration of the applicable statutes of limitations or extension thereof: (i) all such books and records, (ii) Tax work papers, Tax information statements, Tax documents and Tax Returns pertaining to the Business, the Acquired Assets or the Products that apply to Claims asserted for Taxes related to the matters addressed in such work papers, information statements, documents and returns and (iii) government Contract information, records or documents, to the extent relating to the Business or the Acquired Assets, for the required retention period (collectively, the “Section 9.1(a) Information”); provided, however, that Sellers shall not have any ongoing obligations to make available to Buyers or their Affiliates or Representatives, or to preserve, any Section 9.1(a) Information to the extent that such Section 9.1(a) Information has already been provided to Buyers by or on behalf of Sellers at or after the Closing. Buyers and Sellers shall also make available to each other, during normal business hours when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with governmental Contracts, each as it relates to the Business, including product Liability and general insurance Liability. Sellers shall have the right to retain copies of all information and documents provided by Sellers to Buyers pursuant to Section 2.1. The right to access provided by this Section 9.1 shall include the right to make copies of accessed documents, provided that (A) all such copies shall be at the sole cost and expense of the requesting Party, and (B) the Party providing access shall have the right to reasonably redact all such documents.”

2.7 Cooperation with FTC Orders. Section 9.16 is hereby added to the Agreement as follows:

“Cooperation with FTC Orders.

(a) Buyer Parent acknowledges that Seller Parent and its Affiliates have and may in the future have obligations under FTC decisions and orders or equivalent orders, rulings, agreements with, or requirements of any other relevant Governmental Authority or Regulatory Authority and/or any settlement agreement entered into with the FTC or any other relevant Governmental Authority or Regulatory Authority (“FTC Order”), including ongoing obligations under the orders contained in (i) the Agreement Containing Consent Orders entered into with the FTC in connection with the acquisition by Watson Pharmaceuticals, Inc. of Andrx Corp.; (ii) the Agreement Containing Consent Orders entered into with the FTC in connection with the acquisition by Watson Pharmaceuticals, Inc. of Robin Hood Holdings Limited; (iii) the Agreement Containing Consent Orders entered into with the FTC in connection with the acquisition by Watson Pharmaceuticals, Inc. of Actavis Inc.; (iv) the Agreement Containing Consent Orders entered into with the FTC in connection with the combination of Actavis, Inc. and Warner Chilcott plc, including obligations remaining with respect to Norethindrone/Ethinyl Estradiol (generic Femcon FE) and Norethindrone/Ethinyl Estradiol/Ferrous Fumarate (generic Loestrin 24FE); and (v) the Agreement Containing Consent Orders entered into with the FTC in connection with the acquisition by Actavis plc of Forest Laboratories, Inc., including obligations remaining with respect to Lamotrigine and Ursodiol. From and after the Closing, Buyer Parent shall, and shall cause its Controlled Affiliates (including the Transferred Entities) to, cooperate with and assist Seller Parent and its Affiliates in complying with the terms and conditions of FTC Orders, including by (w) performing the obligations of the Transferred Entities as and when they become due in accordance with FTC Orders and any agreements entered in connection therewith, (x) providing such information as Seller Parent or its Affiliates may reasonably request for use in any report delivered to the FTC under FTC Orders, (y) answering the reasonable questions of Seller Parent and (z) providing reasonable assistance, at Seller Parent’s cost, to the extent required to enable Seller Parent and its Affiliates to fulfil their obligations in relation to FTC Orders, provided that such support cannot reasonably be provided by a Non-Business Employee.

(b) From and after the Closing, Seller Parent shall, and shall cause its Controlled Affiliates (including the Retained Entities) to, cooperate with and assist Buyer Parent and its Affiliates in complying with the terms and conditions of FTC Orders, including by (x) providing such information as Buyer Parent or its Affiliates may reasonably request for use in any report delivered to the FTC under FTC Orders, (y) answering the reasonable questions of Buyer Parent and (z) providing reasonable assistance, at Buyer Parent’s cost, to the extent required to enable Buyer Parent and its Affiliates to fulfil their obligations in relation to FTC Orders, provided that such support cannot reasonably be provided by a Business Employee.”

(Signature pages follow)

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

SELLER PARENT
ALLERGAN PLC
By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey
Title:	EVP, Chief Legal Officer & Corporate Secretary

(Signature Page to the First Amendment to the Master Purchase Agreement)

BUYER PARENT
TEVA PHARMACEUTICAL INDUSTRIES, LTD
By:	/s/ Eyal Desheh
Name:	Eyal Desheh
Title:	Executive Vice President, Chief Financial Officer

By:	/s/ Sigurdur Olafsson
Name:	Sigurdur Olafsson
Title:	President and Chief Executive Officer, Global Generics

(Signature Page to the First Amendment to the Master Purchase Agreement)